Exhibit 99.1

Thomas Melito
Vice President - Treasurer
(972) 409-1527
NEWS RELEASE
FOR IMMEDIATE RELEASE	Jennifer Robinson
Director — Financial Reporting
(972) 409- 4124

Michaels Stores Fourth Quarter Sales Increased 2.4%

— to speak at JPMorgan Credit Conference —

IRVING, Texas — February 17, 2011 — Michaels Stores, Inc. (the “Company”) announced net sales for the quarter ended January 29, 2011 were $1.331 billion, a 2.4% increase over last year’s net sales of $1.299 billion. Same-store sales for the quarter increased 0.7% due to a 0.3% increase in average ticket and a 0.4% increase in transactions. The fluctuation in exchange rates between the Canadian and US dollars favorably affected same-store sales for the fourth quarter by approximately 40 basis points.

For the year, net sales increased 3.7% to $4.031 billion as a result of a 2.5% increase in same-store sales and $47 million in sales from new stores. The increase in same-store sales was driven by 1.3% increase in transactions, a 1.2% increase in average ticket including a favorable currency translation of approximately 70 basis points.

Year-end debt levels totaled $3.668 billion compared to $3.803 billion as of the end of fiscal 2009.  The decrease is primarily the result of repayments of the Company’s Senior Secured Term Loan totaling $228 million partially offset by $50 million of non-cash accretion associated with our 13% Junior Discount Notes and an incremental $44 million associated with the refinancing of our 10% Senior Notes due 2014. Repayments of the Senior Secured Term Loan include an excess cash flow payment of $118 million made in the first quarter and voluntary prepayments totaling $110 million made during the fourth quarter.

The Company’s cash balance at the end of fiscal 2010 was $319 million, an increase of $102 million over last year’s ending balance. The Company had no borrowings outstanding and $604 million of availability under its revolving credit facility. Subsequent to year-end, the Company made an additional voluntary prepayment of $50 million toward its Senior Secured Term Loan.

The Company also announced that on February 28, 2011, Chuck Sonsteby, Chief Administrative Officer and Chief Financial Officer, and Thomas Melito, Vice President — Treasurer, will present at the 2011 JPMorgan Global High Yield & Leveraged Finance Conference in Miami, Florida. A copy of the presentation will be made available on its corporate web site at www.michaels.com under the Investor Relations section.

As a reminder, the Company plans to release its fourth quarter results on Thursday, March 24, 2011, and will conduct a conference call at 8:00 a.m. CT on that date. Those who wish to participate in the call may do so by dialing 866-425-6198, conference ID# 34790384. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN # 34790384.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Michaels Stores, Inc. is the largest specialty retailer in North America of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of February 16, 2011, the Company owns and operates 1,046 Michaels stores in 49 states and Canada and 137 Aaron Brothers stores.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company’s public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).